Diversified Energy Reports Third Quarter 2026 Results
Diversified Energy Company ("Diversified", "DEC", or the "Company") (NYSE: DEC, LSE: DEC) is pleased to announce its financial and operational results for the three and nine months ended September 30, 2026.
Recent Highlights
•Accretive Acquisition of Birch: On schedule for expected fourth quarter closing of the acquisition of Birch Resources ("Birch"), creating a top-15 U.S. publicly listed independent oil & gas company based on production, which includes a scaled, vertically integrated position in the Permian Basin. The portion of the Birch production related to the ABS financing has been hedged prior to closing.
•Portfolio Optimization: Value generated from year-to-date acreage sales has reached approximately $149 million.
•Shareholder Returns: Diversified’s cash generative, differentiated business model has allowed for year-to-date returns of approximately $157 million to shareholders, including $94 million in share repurchases and approximately $63 million from its fixed dividend, representing an approximate 17% shareholder return yield.
•Operated Development Program: The Diversified team has now completed drilling of the first four wells in its 20 gross well Oklahoma development program, with completion activities underway. Operations remain on schedule, and the Company looks forward to sharing further updates in 2027.
•Camino PDP Assets: 3Q26 marked the initial quarter of cash flows received as part of our 40% ownership in the special purpose vehicle for the producing assets acquired in the Camino acquisition with Carlyle, with a total of approximately $8.6 million. Distributions to Diversified included approximately $6.6 million from residual operating cash flow and approximately $2.0 million in management fees.

Third Quarter 2026 Results
•Average production: 1,189 MMcfepd (198 Mboepd)
oProduction Volume by Commodity: 72% Natural Gas, 14% Oil, and 14% NGLs
•Total Commodity Revenue: $470M
•Net Income (Loss): $(202)M, inclusive of a $(348)M loss on non-cash unsettled derivatives
•Adjusted EBITDA(a): $256M
•Operating Cash Flow: $136M
•Adjusted Free Cash Flow(b): $153M
•Capital Expenditures: $39M
Rusty Hutson, Jr., CEO of Diversified, commented:
"Strong execution by our field teams remained at the heart of Diversified’s performance in the third quarter. Their commitment to operating safely, managing costs, and improving the performance of our assets defines our business. I am proud of the operational discipline our teams bring to the field every day, and these third-quarter results underscore our ability to generate predictable cash flows while advancing strategic growth opportunities as we continue to expand our company's scale and capabilities.

During the quarter, we also made meaningful progress in our operated development program in Oklahoma, successfully drilling our first four wells, with completion activities underway and the program progressing on schedule. These initial activities represent an important step in unlocking the additional reserve value of our existing acreage through measured, capital-disciplined investment, while also providing incremental growth in cash flow generation.
Looking ahead, we are excited about the exceptional quality and scale of our Birch acquisition, which, pro forma, will establish Diversified as a top-15 U.S. publicly listed producer while providing an estimated 55% increase in adjusted EBITDA(c) and an increase of over 100% in adjusted free cash flow(d). Birch’s attractive cost structure and substantial cash generation provide a strong foundation, with further opportunities to improve margins through integration, portfolio optimization, and our in-house marketing capabilities.
Birch is expected to make Diversified a stronger, larger, and more resilient company, broadening our commodity mix and our operating presence in the Permian Basin, where we see a long runway for future consolidation. We are excited about the years ahead with expanded asset quality, operating scale, and financial capacity to sustain cash flow through commodity cycles. We remain committed to providing meaningful shareholder returns and to delivering even greater lasting long-term value."
Financial Strength and Shareholder Returns
•Liquidity: $506M of credit facility availability and unrestricted cash as of September 30, 2026
•Diversified received approval from its bank group to upsize its credit facility from $900 million to $1 billion subsequent to the end of the third quarter, further enhancing corporate liquidity.
•ABS principal reduction: Retired $313 million or approximately 11% in outstanding debt under certain ABS notes in 2026
•Leverage ratio(e): 2.66x as of September 30, 2026
•Consolidated debt consisted of ~72% in deleveraging non-recourse ABS and amortizing notes at quarter end. The Company's ABS notes have an investment grade rating and are intentionally structured to support higher leverage.
•3Q26 dividend: $0.29 per share declared
Share Repurchase Program
•3Q26 (through November 4, 2026): Repurchased 698,502(g) shares, representing ~1% of shares outstanding
•YTD (through November 4, 2026): Repurchased 6,676,753(g) shares, representing ~9% of shares outstanding
Operations and Finance Update
Third Quarter Production
The Company delivered average daily production of 1,189 MMcfepd (198 Mboepd) for the three months ended September 30, 2026. The Company's production volume mix was approximately 72% natural gas, 14% natural gas liquids ("NGLs"), and 14% oil for the three months ended September 30, 2026.
Year-to-Date Production
The Company recorded average daily production of 1,213 MMcfepd (202 Mboepd) for the nine months ended September 30, 2026. The Company's production volume mix was approximately 72% natural gas, 14% NGLs, and 14% oil.
Third Quarter Margin and Total Cash Expenses per Unit
For the three months ended September 30, 2026, Diversified delivered per unit revenues of $4.36/Mcfe(f) ($26.16/Boe) and Adjusted EBITDA Margin(a) of 56%. The Company’s per unit expenses are anticipated to improve as the Company continues to implement its playbook to achieve long-term, sustainable synergies and cost savings. For example, Midstream and Transportation expenses decreased during the three months ended September 30, 2026 compared to prior period levels, supporting our progress on cost savings and synergy capture while also highlighting our ability to profitably add assets due to our scale and existing capabilities.
Year-to-Date Margin and Total Cash Expenses per Unit
For the nine months ended September 30, 2026, Diversified delivered per unit revenues of $4.48/Mcfe(f) ($26.88/Boe) and Adjusted EBITDA Margin(a) of 58%.

	Three Months Ended
	September 30, 2026		September 30, 2025
	$/Mcfe	$/Boe	$/Mcfe	$/Boe
Average realized price(1)	$4.02	$24.12	$3.99	$23.94
Other revenue(2)(f)	0.12	0.72	0.12	0.72
Proceeds from divestitures(3)	0.22	1.32	0.71	4.26
Total revenue and proceeds from divestitures, excluding Next Level Energy(4)	$4.36	$26.16	$4.82	$28.92

Lease operating expense(5)(f)	$1.20	$7.20	$1.18	$7.08
Production taxes	0.24	1.44	0.22	1.32
Midstream operating expense	0.19	1.14	0.20	1.20
Transportation expense	0.22	1.32	0.26	1.56
Total operating expense(6)	$1.85	$11.10	$1.86	$11.16
Employees, administrative costs and professional fees(7)	0.23	1.38	0.22	1.32
Adjusted Operating Cost per Unit(8)	$2.08	$12.48	$2.08	$12.48
Adjusted EBITDA Margin(9)	56%		66%
(1)Total commodity revenue, including settled derivatives.
(2)Total midstream and other revenue, excluding Next Level Energy revenue.
(3)Proceeds from divestitures represents cash proceeds related to asset optimization.
(4)Total revenue and proceeds from divestitures related to asset optimization, excluding Next Level Energy revenue.
(5)Total lease operating expense, excluding Next Level Energy lease operating expense.
(6)Total operating expense, excluding Next Level Energy lease operating expense.
(7)Total employees, administrative costs, and professional fees, excluding Next Level Energy. These costs include payroll and benefits for our administrative and corporate staff, costs of maintaining administrative and corporate offices, costs of managing our production operations, franchise taxes, public company costs, fees for audit and other professional services, and legal compliance.
(8)Adjusted Operating Cost per Unit excludes lease operating expense and employees, administrative costs and professional fees attributable to Next Level Energy.
(9)Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, inclusive of derivatives settled in cash.

2026 Outlook
The Company is reiterating its previously announced Full Year 2026 guidance. Following the recently completed acquisitions and divestitures, Diversified expects to realize continued significant operational synergies associated with a larger, consolidated position in Oklahoma. The Birch acquisition is not included in the guidance figures below and remains on track to close during the fourth quarter 2026.
The guidance metrics for the Full Year 2026 are outlined in the table below:

2026 Guidance(1)
Total Production (Mmcfe/d)	1,180 to 1,210
% Liquids	~29%
% Natural Gas	~71%

Total Capital Expenditures (millions)	$225 to $255
Operated Development	$35 to $50
Non-Op JV Partnership	$115 to $125
Maintenance/Other	$75 to $80

Adj. EBITDA(a) (millions)	$960 to $1,010
Adj. Free Cash Flow(b) (millions)	~$440
Income from equity affiliates(2) (millions)	~$15
Leverage Target	2.0x to 2.5x
(1)Includes an estimate of cash proceeds for FY 2026 portfolio optimization of approximately $150 million. Guidance based on July 2026 strip prices. Excludes changes in cash from working capital. The Company includes Adjusted EBITDA and Adjusted Free Cash Flow in the Company’s Full Year 2026 Outlook. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures and have not been reconciled to the most comparable GAAP financial measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measures.
(2)Income from equity affiliates included in Adjusted EBITDA and Adjusted Free Cash Flow consists of (i) distributions received from the operations of the Company's equity affiliates and (ii) management fees earned by the Company for services provided in its capacity as manager of the equity affiliates. Distributions received from equity affiliates are reflected in the Condensed Consolidated Statements of Cash Flows, while management fees are reflected as a reduction of general and administrative expense in the Condensed Consolidated Statements of Comprehensive Income (Loss). Further information is provided in our Quarterly Report on Form 10-Q.

Conference Call Details
The Company will host a conference call Thursday, November 5, 2026, at 8:30 AM ET to discuss the third quarter 2026 results and will make an audio replay of the event available shortly thereafter.

US (toll-free)	+1 877-836-0271/+1 201-689-7805
UK (toll-free)	+44 (0)800 756 3429
Web Audio	https://www.div.energy/news-events/ir-calendarevents
Replay Information	https://ir.div.energy/financial-info

Footnotes:

(a)
Adjusted EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization, and includes adjustments for items that are not comparable period-over-period; Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, inclusive of derivatives settled in cash; For more information, please refer to the Non-GAAP reconciliations as set out below.

(b)
Adjusted Free Cash Flow represents net cash provided by operating activities excluding changes in cash from working capital less expenditures on natural gas and oil properties and equipment, and includes proceeds from divestitures related to asset optimization; For more information, please refer to the Non-GAAP reconciliations as set out below.

(c)
Diversified 2026 guidance midpoint used for Diversified Adj. EBITDA. Adj. EBITDA inclusive of G&A and Hedges, calculated using strip pricing as of August 17, 2026 used for Birch. Please see “Adjusted EBITDA” below for the definition of Adjusted EBITDA and important information regarding its calculation and use.

(d)
Diversified 2026 guidance midpoint used for Diversified Adj. Free Cash Flow. Birch Free Cash Flow inclusive of expected ABS interest, calculated using strip pricing as of August 17, 2026. Adjusted Free Cash Flow is a non-GAAP metric, which includes proceeds from land divestitures. Please see “Adjusted Free Cash Flow” below for the definition of Adjusted Free Cash Flow and important information regarding its calculation and use.

(e)	“Leverage” or “leverage ratio” is measured as net debt divided by pro forma adjusted TTM EBITDA as of September 30, 2026. Reconciliation table is provided in the appendix of this release.

(f)
Includes the impact of derivatives settled in cash and proceeds from divestitures related to asset optimization. For purposes of comparability, excludes Other Revenue of $4M in 3Q26 and $4M in 3Q25, and Lease Operating Expense of $5M in 3Q26 and $4M in 3Q25 associated with Diversified’s wholly owned plugging subsidiary, Next Level Energy.

(g)	Includes total share repurchases (including by the Employee Benefit Trust) for the respective periods indicated above.
For Company-specific items, refer also to the Glossary of Terms found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the United States Securities and Exchange Commission and available on the Company’s website.

For further information, please contact:

Diversified Energy Company	973 856 2757
Doug Kris	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications	www.div.energy
FTI Consulting	dec@fticonsulting.com
U.S. & U.K. Financial Public Relations

About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire established assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.

Forward-Looking Statements
This announcement contains forward-looking statements (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) concerning the financial condition, results of operations, business and outlook of the Company and its wholly owned subsidiaries. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements, which contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect”, “may”, “will”, “seek”, “continue”, “aim”, “target”, “projected”, “plan”, “goal”, “achieve”, “guidance”, "outlook" and words of similar meaning, reflect the Company’s beliefs and expectations and are based on numerous assumptions regarding the Company’s present and future business strategies and the environment the Company will operate in and are subject to risks and uncertainties that may cause actual results to differ materially. No representation is made that any of these statements or forecasts will come to pass or that any forecast results will be achieved. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, such as general economic and business conditions, the behavior of other market participants, industry trends, competition, commodity prices, changes in regulation, currency fluctuations, our ability to recover our reserves, the timing and cost of drilling and completion activities, well performance and our ability to develop undeveloped acreage, our ability to successfully integrate acquisitions, the timing and completion of the Birch acquisition, including the satisfaction of closing conditions and receipt of any required regulatory approvals, our ability to realize the anticipated benefits, synergies and accretion of the Birch acquisition, future dispositions, our ability to obtain financing to meet liquidity needs, changes in our business strategy, and political and economic uncertainty. The list above is not exhaustive and there are other factors that may cause the Company’s actual results to differ materially from the forward-looking statements contained in this announcement, including the risk factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission ("SEC") and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC.
Forward-looking statements speak only as of their date and the Company and its respective directors, officers, employees, agents, affiliates and advisers expressly disclaim any obligation to supplement, amend, update or revise any of the forward-looking statements made herein, except where it would be required to do so under applicable law. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this announcement may not occur. As a result, you are cautioned not to place undue reliance on such forward-looking statements. Past performance of the Company cannot be relied on as a guide to future performance. No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that the financial performance of the Company for the current or future financial years would necessarily match or exceed the historical results published for the Company.

Use of Non-GAAP Measures
Certain key operating metrics that are not defined under GAAP ("non-GAAP" measures) are included in this announcement. These non-GAAP measures are used by us to monitor the underlying business performance of the Company from period to period and to facilitate comparison with our peers. Since not all companies calculate these or other non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-GAAP metrics presented herein may not be comparable with similarly defined terms used by other companies. The non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with GAAP. Certain of the key operating metrics are based on information derived from our regularly maintained records and accounting and operating systems.

Adjusted EBITDA & Pro Forma Adjusted EBITDA
As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjustments for items that are not comparable period-over-period, namely, interest expense, accretion of asset retirement obligation, other (income) expense, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and equipment, costs associated with acquisitions, other adjusting costs, loss on early retirement of debt, non-cash equity compensation, (income) loss from equity affiliate, (gain) loss on interest rate swaps, and items of a similar nature.
Adjusted EBITDA and pro forma adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing and financing activities. However, we believe such measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in one of our Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation. When evaluating this measure, we believe investors also commonly find it useful to evaluate this metric as a percentage of our total revenue, inclusive of settled hedges, producing what we refer to as our adjusted EBITDA margin.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP measure of adjusted EBITDA for each of the periods listed:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss)	$(202,214)	$171,252	$(115,274)	$146,347
Interest expense	61,128	56,043	185,851	154,885
Accretion of asset retirement obligations	13,371	10,443	40,100	29,425
Other (income) expense(1)	(126)	(519)	(1,164)	(984)
Income tax (benefit) expense	(132,069)	(45,485)	(145,134)	(42,021)
Depreciation, depletion and amortization	105,122	91,116	317,127	258,430
(Gain) loss on fair value adjustments of unsettled derivatives	348,341	(69,508)	393,832	8,121
(Gain) loss on natural gas and oil properties and equipment(2)	6,015	59,790	(2,541)	65,457
(Income) loss from equity affiliate(3)	43,838	—	43,838	—
Costs associated with acquisitions	4,543	4,129	15,065	32,095
Other adjusting costs(4)	1,794	4,969	11,745	15,788
Loss on early retirement of debt	761	—	24,643	26,971
Non-cash stock-based compensation	5,060	2,984	14,440	7,361
(Gain) loss on interest rate swaps	(18)	(35)	(55)	(105)
Total adjustments	$457,760	$113,927	$897,747	$555,423
Adjusted EBITDA	$255,546	$285,179	$782,473	$701,770
Pro forma adjusted EBITDA(5)	$259,354	$285,179	$821,473	$773,437
TTM adjusted EBITDA	$1,036,426	$841,263	$1,036,426	$841,263
Pro forma TTM adjusted EBITDA(5)	$1,117,462	$1,019,234	$1,117,462	$1,019,234
(1)Excludes $0.4M, $0.2M and $1M in dividend distributions received for our investment in DP Lion Equity Holdco during the three months ended September 30, 2025 and the nine months ended September 30, 2026 and September 30, 2025, respectively.
(2)Includes $24M, $74M, $149M and $144M in cash proceeds received for leasehold sales during the three months ended September 30, 2026 and September 30, 2025 and the nine months ended September 30, 2026 and September 30, 2025, respectively.
(3)Includes $7M in residual operating cash flow received for our investment in DP Eagle during the three and nine months ended September 30, 2026.
(4)Other adjusting costs for the three months ended September 30, 2026 and September 30, 2025 and the nine months ended September 30, 2026 and September 30, 2025 were primarily associated with one-time personnel-related expenses, asset integration, and legal fees from certain litigation.
(5)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve-month impact of intra-period acquisitions and divestitures (September 30, 2026: Camino, Canvas, Sheridan, Barnett, and the divestiture of other various property, plant, and equipment; September 30, 2025: Maverick, Summit, and East Texas II).

Net Debt & Net Debt-to-Pro Forma Adjusted EBITDA
As used herein, net debt represents total debt as recognized on the balance sheet less cash, restricted cash, and acquisition deposits. Total debt includes our borrowings under the Credit Facility, borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities, and other borrowings. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-pro forma adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
The following table presents a reconciliation of the GAAP financial measure of total debt to the non-GAAP measure of net debt and a calculation of net debt-to-pro forma adjusted EBITDA for each of the periods listed:

	As of
(In thousands)	September 30, 2026	September 30, 2025
Total debt(1)	3,102,588	2,611,863
LESS: Cash	5,794	43,102
LESS: Restricted cash	72,405	103,673
LESS: Acquisition deposits(2)	50,000	—
Net debt	2,974,389	2,465,088

Pro forma TTM adjusted EBITDA(3)	$1,117,462	$1,019,234
Net debt-to-pro forma TTM adjusted EBITDA(3)	2.66x	2.42x
(1)Includes adjustments for deferred financing costs and original issue discounts, consistent with presentation on the balance sheet.
(2)Acquisition deposits represent cash funded in advance of acquisition closings and held on deposit pending completion of the respective transactions.
(3)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve-month impact of intra-period acquisitions and divestitures (September 30, 2026: Camino, Canvas, Sheridan, Barnett, and the divestiture of other various property, plant, and equipment; September 30, 2025: Maverick, Summit, and East Texas II).

Free Cash Flow & Adjusted Free Cash Flow
As used herein, free cash flow represents net cash provided by operating activities ("operating cash flow"), less expenditures on natural gas and oil properties and equipment and adjusted free cash flow represents free cash flow after adjusting for proceeds from divestitures related to asset optimization and excluding changes in cash from working capital. We believe that free cash flow and adjusted free cash flow are useful indicators of our ability to generate cash that is available for activities beyond capital expenditures. We believe that free cash flow and adjusted free cash flow provide investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments, and pay dividends.
The following table presents a reconciliation of the GAAP financial measure of operating cash flow to the non-GAAP measure of free cash flow and adjusted free cash flow for each of the periods listed:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Operating cash flow	$135,789	$117,241	$393,305	$282,379
LESS: Capital expenditures	(39,282)	(48,231)	(137,674)	(137,500)
Free cash flow	$96,507	$69,010	$255,631	$144,879
ADD: Proceeds from divestitures	23,617	74,006	149,208	143,631
Changes in working capital	32,606	31,034	22,045	77,456
Adjusted FCF	$152,730	$174,050	$426,884	$365,966

Total Revenue, Excluding (Gain) Loss on Fair Value Adjustments of Unsettled Derivatives & Adjusted EBITDA Margin
As used herein, total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, represents total revenue less (gain) loss on fair value adjustments of unsettled derivatives. We believe that total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, is useful because it enables investors to discern our realized revenue after adjusting for derivative settlements.
As used herein, adjusted EBITDA margin is measured as adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives. Adjusted EBITDA margin encompasses the direct operating costs and the portion of general and administrative costs required to produce each Mcfe. This metric includes operating expense, employee costs, administrative costs and professional services, and recurring allowance for credit losses, which cover both fixed and variable cost components. We believe that adjusted EBITDA margin is a useful measure of our profitability and efficiency, as well as our earnings quality, because it evaluates the Company on a more comparable basis period-over-period, especially given our frequent involvement in transactions that are not comparable between periods.
The following table presents a reconciliation of the GAAP financial measure of total commodity revenue to the non-GAAP measure of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, and a calculation of adjusted EBITDA margin for each of the periods listed:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Total commodity revenue	$469,575	$372,758	$1,529,482	$1,096,945
Gain (loss) on derivatives	(378,369)	111,048	(635,718)	(4,165)
Other revenue	17,306	15,964	53,800	56,202
Total revenue	$108,512	$499,770	$947,564	$1,148,982
(Gain) loss on fair value adjustments of unsettled derivatives	348,341	(69,508)	393,832	8,121
Total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives	$456,853	$430,262	$1,341,396	$1,157,103
Adjusted EBITDA	$255,546	$285,179	$782,473	$701,770
Adjusted EBITDA margin	56%	66%	58%	61%